IBBOTSON ASSOCIATES

                        LICENSING AND SERVICES AGREEMENT

         The Licensing and Services Agreement ("Agreement"), which is made and entered into as of the date set forth below, by and between Ibbotson Associates, Inc., an Illinois corporation ("Ibbotson") and First Trust Advisors L.P. ("Customer") is set forth as follows


                                    RECITALS

         WHEREAS, Customer serves as investment adviser to the First Trust/Value Line(R) & Ibbotson Equity Allocation Fund (the "Fund"),

         WHEREAS, Customer, on behalf of the Fund, desires to license the use of the Ibbotson name for inclusion in the name of the Fund and in connection with the promotion, offering, operation and marketing of the Fund (the "License"),

         WHEREAS, Customer also desires to purchase certain services from Ibbotson; and

         WHEREAS, Ibbotson is willing to License to Customer and the Fund a non-exclusive right to use the Ibbotson name and to perform such services under the terms of this Agreement.

         NOW THEREFORE, in consideration of the foregoing Recitals, and in reliance upon the mutual promises contained in this Agreement, the parties, intending to be legally bound, agree as follows:


                                    AGREEMENT

1.       SERVICES AND PAYMENT

1.1      SERVICES AND ORDERING PROCEDURE.

       1.1.1 DESCRIPTION OF SERVICES. The services ("Services") to be performed by Ibbotson are described in a Work Order ("Work Order"), which is attached hereto and made a part hereof. Such Work Order sets forth (a) the Services to be provided; (b) time schedule under which Ibbotson will use its reasonable commercial efforts to perform said Services; and (c) Ibbotson's fees for the Services. Ibbotson shall have no responsibility to provide any services to Customer, except as set forth in a valid and mutually executed Work Order.

       1.1.2 CONFLICTS IN INTERPRETATION. Such Work Order, or any amendments thereto, shall be governed by the terms of this Agreement. However, in the case of a conflict between the Work Order and this Agreement, the terms of the Work Order shall prevail.

         1.2 AMENDED WORK ORDERS. The parties hereto may amend or change the Work Order solely by mutually agreeing upon and executing a written amendment signed by the parties ("Amended Work Order"); provided, however, that no Amended Work Order shall be required for de minimis amendments. Any Amended Work Order shall be governed by the provisions of this Agreement and shall be attached hereto and made a part hereof. All references to Work Order herein shall include any Amended Work Order. Ibbotson shall have no obligation to perform any services discussed by the parties during negotiations for an Amended Work Order unless or until they are reflected in an Amended Work Order.

         1.3 FEES FOR SERVICES. The parties agree that the Services shall be performed in accordance with the fees set forth in the attached Work Order.

         1.4 INCIDENTAL EXPENSES AND MATERIAL. Unless otherwise indicated in the applicable Work Order, the fees for Services shall not include incidental expenses and the costs of materials. Accordingly, Customer shall reimburse Ibbotson for the reasonable costs of materials and the actual travel and out-of-pocket expenses incurred in connection with the performance of the Services in accordance with the Work Order. However, no incidental expenses or costs shall be billed or payable without Customer's consent.

         1.5 INVOICING AND PAYMENT. Ibbotson shall invoice Customer on behalf of the Fund for all fees, expenses and any other charges related to the Services and the License provided hereunder consistent with the invoicing schedule contained in the attached Work Order. Customer shall pay on behalf of the Fund or direct the Fund to pay all such invoices within thirty (30) calendar days following the date of such invoices. All charges that are invoiced, but not paid within that thirty (30) calendar day period, shall be deemed overdue, and shall be subject to late charges calculated at the lesser rate of one and one-half percent (1.5%) per month or the maximum rate allowable at law. In addition, outstanding balances remaining more than five (5) calendar days following the due date shall give rise to a breach of this Agreement by Customer, and at the discretion of Ibbotson, may result in the suspension of any and all performances of any Services by Ibbotson pursuant to Section 2.5. Customer shall pay or reimburse all fees and expenses reasonably incurred by Ibbotson in collecting any amounts due under this Agreement, including, but not limited to, all reasonable attorneys' fees associated therewith, provided that the collection is of a valid nature and Ibbotson is the prevailing party in any litigation with respect to such collection efforts.

         1.6 PERFORMANCE. Customer shall make available such information as is required for Ibbotson to perform Services hereunder. In addition, Customer, in its sole and reasonable discretion, shall appoint a project manager ("Customer Project Manager") who shall act as a liaison between Ibbotson and Customer and provide and/or coordinate resources and personnel, as reasonably requested by Ibbotson, to enable Ibbotson to perform the Services.

         1.7 LICENSE FOR THE USE OF IBBOTSON NAME. Ibbotson grants to Customer and the Fund a non-exclusive license during the term of this Agreement to use the Ibbotson name in the name of the Fund and in connection with the promotion, offering, operation and marketing of the Fund, so long as Customer uses the information, recommendations, reports and other work product provided by Ibbotson, in accordance with the Authorized Use provision of the Work Order. Customer and the Fund may use Ibbotson's name in accordance herewith provided Ibbotson approves the use thereof and Ibbotson agrees that such approval will not be unreasonably withheld or delayed. The parties hereto agree that a material modification of the work product will be grounds for Ibbotson to withhold approval. Ibbotson represents and warrants that it has the right and authority to enter into this Agreement and license the Ibbotson name as contemplated herein and that the licensing of the Ibbotson name to Customer and the Fund will not breach any contract to which Ibbotson is a party or constitute an infringement of the intellectual property rights of any other person.

         In the event that the use of the Ibbotson name pursuant to the License becomes the subject of any infringement claim, Ibbotson, in its sole discretion, may obtain for Customer and the Fund the right to continue using the Ibbotson name or may cause it to be modified to resolve such claim or suit.

         1.8 DELAYS. Customer's failure to perform its obligations set forth in the Work Order as may be, may affect Ibbotson's ability to meet its obligations thereunder. If Service is delayed as a result of Customer's failure to perform, Customer shall pay Ibbotson's standard time and material rates for any increase in time or expenses incurred by Ibbotson resulting therefrom.

         1.9 TAXES. The fees for Services and the License do not include taxes. Customer agrees to pay all current and future sales, use, transfer and other taxes and duties, whether state, federal, national or international, however designated, which are levied or imposed because of the transactions contemplated by this Agreement; excluding, however, taxes on or measured by Ibbotson's income (collectively, "Taxes"). Customer agrees to indemnify and hold harmless Ibbotson from all losses, as described in Section 3.1, arising from Customer's failure to report or pay such taxes. Customer promptly shall reimburse Ibbotson for any such Taxes that are paid or accrued directly by Ibbotson as a result of this Agreement.

        1.10 BUSINESS PRACTICES. With respect to the products or services for which the Services are used or for which the Ibbotson name is used for marketing purposes pursuant to the License, Customer and the Fund shall not engage in marketing or business practices or other acts which would in any way damage or reflect adversely upon Ibbotson or the goodwill or reputation of Ibbotson.

2.       TERM AND TERMINATION

         2.1 TERM. This Agreement shall commence on the Date of Execution as set forth below. The initial term of the Agreement shall be as set forth in the Work Order unless terminated earlier in accordance with the terms of this Agreement.

         2.2 TERMINATION. During the initial term of this Agreement, it can only be terminated for cause in accordance with Section 2.3 hereof. After the initial term, either party may terminate this Agreement, with or without cause, by providing the other party with sixty (60) days prior written notice. Customer shall be liable for payments of all amounts for Services rendered, including during such sixty (60) day period.

         2.3 TERMINATION FOR CAUSE. If either party is in material breach of this Agreement or a Work Order, the non-breaching party shall so notify the other party in writing, specifying the nature of the breach in reasonable detail. The breaching party shall have ten (10) business days from delivery of that notice to correct the breach. If the breach is not cured within the identified time period, the non-breaching party may terminate this Agreement, including any Work Orders, immediately by providing the other party with written notice of termination.

         Either party may terminate this Agreement upon written notice to the other party in the event any of the following occurs with respect to the other party:

     -   it is dissolved or its existence is terminated;
     - it becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors;
     - it makes a voluntary assignment or transfer of all or substantially all of its property;
     - it has a custodian, trustee, or receiver appointed for it, or for all or substantially all of its property; or
     - it has bankruptcy, reorganization arrangements, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy or similar law for the relief of debtors, instituted by or against it, and if instituted against it, any of the foregoing is allowed or consented to by the party.

In addition, the Agreement may be terminated for any condition or event set forth in the Work Order.

         2.4 EFFECT OF TERMINATION. Except as otherwise expressly set forth in this Agreement, upon termination of this Agreement, all rights provided to Customer and the Fund hereunder shall cease. Termination of this Agreement shall not limit either party from pursuing any other remedies available to it, nor shall termination relieve Customer of its obligation to pay all charges that accrued prior to such termination.

         2.5 OBLIGATIONS OF THE PARTIES UPON TERMINATION. In the event of termination, Customer and the Fund shall promptly cease to use any of the material or information produced or provided by Ibbotson and return or destroy any such materials; and within thirty (30) days following such termination, shall provide written certification of such return or destruction to Ibbotson. Customer shall promptly pay all unpaid and outstanding amounts due to Ibbotson that have been accrued as of the date of termination.

         2.6 SUSPENSION OF SERVICES. In the event that Customer fails to pay an outstanding balance for more than five (5) calendar days following the due date, Ibbotson may, at its sole discretion, suspend performance of Services. Such suspension shall not relieve Customer of its obligations for the payment of any fees, expenses or other charges incurred through the date of the suspension and/or termination.

3.       INDEMNIFICATION

         3.1 GENERAL. Each party shall indemnify, defend and hold the other party and its affiliates, members, directors, officers, shareholders, employees, representatives, agents, attorneys, successors and assigns (collectively, the "Indemnified Parties") harmless from and against any and all claims, liabilities, obligations, judgments, causes of action, costs and expenses (including reasonable attorneys' fees) arising out of any breach of Article 6 by a party.

         3.2 INDEMNITY BY IBBOTSON. Ibbotson will indemnify, defend and hold Customer, the Fund and Customer's and the Fund's Indemnified Parties harmless from and against any suit or proceeding ("Action") brought against Customer or the Fund arising from or reasonably related to the Service or the License, in addition, Ibbotson shall indemnify and hold harmless Customer, the Fund and Customer's and the Fund's Indemnified Parties against any and all Actions and losses resulting from any claim by a third party that the Customer's or the Fund's use of the Ibbotson name infringes such third parties intellectual property rights; provided, however, that: (a) Customer or the Fund promptly notifies Ibbotson of the Action for which indemnification is sought in writing;
(b) Ibbotson has control of the defense and all related settlement negotiations with reasonable consultation with Customer and the Fund, and Customer and the Fund must consent to any settlement and such consent must not be unreasonably withheld; and (c) Customer and the Fund provide Ibbotson with all assistance, information, and authority reasonably necessary to defend and/or settle the indemnified Action. Ibbotson shall reimburse reasonable out-of-pocket expenses incurred by Customer and the Fund in providing such assistance. Notwithstanding the foregoing, Ibbotson shall have no liability for any Action to the extent that it is based upon or due to: (a) any information, design, specification, instruction, software, data, or material not furnished by Ibbotson; (b) Customer's, the Fund's or a third party's modifications of or contributions to the materials or information provided by Ibbotson hereunder; (c) use of any materials or information provided by Ibbotson inconsistent with the terms of this Agreement; or (d) Customer's or the Fund's use of any materials or information provided by Ibbotson in combination with any product or information not owned or developed by Ibbotson.

         3.3 INDEMNITY BY CUSTOMER. Customer will indemnify, defend and hold Ibbotson's Indemnified Parties harmless from and against any Action brought against Ibbotson arising from Customer's or Customer's Client's Indemnified Parties use of the materials or information provided by Ibbotson hereunder; provided that: (a) Ibbotson promptly notifies Customer of the Action for which indemnification is sought in writing; and (b) Customer has control of the defense and all related settlement negotiations with reasonable consultation with Ibbotson and Ibbotson must consent to any settlement and such consent must not be unreasonably withheld; and (c) Ibbotson provides Customer with all assistance, information, and authority reasonably necessary to defend and/or settle the Indemnified Action. Customer shall reimburse reasonable, out-of-pocket expenses incurred by Ibbotson in providing such assistance; provided, further that Customer will not be liable to indemnify, defend and hold Ibbotson harmless from any damages arising from Customer's or Customer's Client's Indemnified Parties use of the materials or information provided by Ibbotson hereunder and to the extent such damage was caused solely by the negligence or willful misconduct of Ibbotson as determined in a court of competent jurisdiction.

4.       REPRESENTATIONS, WARRANTIES AND DISCLAIMER

         4.1 WARRANTY. Each party represents and warrants to the other party that it has full power and authority to enter into and perform its obligations under this Agreement.

         4.2 CUSTOMER WARRANTY. Customer represents and warrants that: (a) it has all legal right, title and interest to Customer Data; (b) Ibbotson's use of Customer Data in accordance with the Work Order does not infringe any third party right or interest or constitute any illegal activity; and (c) all Customer Data is current, complete and accurate.

         4.3 DISCLAIMER OF WARRANTY. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMISSIBLE BY LAW, IBBOTSON DISCLAIMS ANY AND ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

5.       LIMITATION OF LIABILITY

         5.1 LIMITATION OF LIABILITY. IBBOTSON'S TOTAL LIABILITY UNDER THIS AGREEMENT, THE WORK ORDER, AND ANY AMENDMENTS THERETO, SHALL NOT EXCEED THE AMOUNT OF FEES PAID BY CUSTOMER FOR THE PROJECT DESCRIPTION UNDER WHICH THE MATERIAL BREACH OCCURED. IBBOTSON REPRESENTS AND WARRANTEES THAT IT WILL CARRY LIABILITY INSURANCE IN AT LEAST SUCH AMOUNT DURING THE TERM OF THIS AGREEMENT. IN THE EVENT THAT IBBOTSON'S LIABILITY INSURANCE IS INCREASED TO AN AMOUNT GREATER THAN $1 MILLION SUCH LIMITATION OF LIABILITY UNDER THIS AGREEMENT SHALL INCREASE ACCORDINGLY. THE FOREGOING LIMITATIONS APPLY TO ALL CAUSES OF ACTION IN THE AGGREGATE, INCLUDING BREACH OF CONTRACT, BREACH OF WARRANTY, STRICT LIABILITY, NEGLIGENCE AND ALL OTHER TORTS. IN NO EVENT WILL IBBOTSON BE LIABLE FOR LOSS OF PROFITS, DATA, OR BUSINESS OPPORTUNITY, ARISING FROM OR RELATED TO THIS AGREEMENT. The federal securities laws impose liabilities under certain circumstances on persons who acts in good faith; thus, nothing in this Agreement shall in any way constitute a waiver or limitation on any rights which Customer may have under the federal securities laws.

6.       CONFIDENTIAL AND PERSONAL INFORMATION

         6.1 CONFIDENTIAL INFORMATION. By virtue of this Agreement, the parties may have access to information that is confidential to one another including, without limitation, all business, technical, financial and/or any other proprietary information of the parties, products, processes, tools, services, technical knowledge and any other information and/or materials clearly marked as confidential or information identified as confidential at the time of disclosure or summarized as confidential in a written memorandum delivered to the recipient within thirty (30) calendar days of disclosure (collectively, "CONFIDENTIAL INFORMATION"). Notwithstanding the foregoing, a party's Confidential Information shall not include information which: (a) is or becomes a part of the public domain through no act or omission of the other party; (b) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (c) is lawfully disclosed to the other party by a third party without restriction on disclosure; or (d) is independently developed by the other party. The confidentiality obligation does not apply to confidential information that is required to be disclosed pursuant to a duly authorized subpoena, court order, or government authority, provided that the party subject to same shall provide prompt written notice to the other party prior to such disclosure, so that such party may seek a protective order or other appropriate remedy.

         6.2 SECURING CONFIDENTIAL INFORMATION. Each party agrees to secure and protect the Confidential Information of the other in a manner consistent with the maintenance of the other party's rights therein, using at least as great a degree of care as it uses to maintain the confidentiality of its own confidential information of a similar nature, but in no event using less than its reasonable efforts. Neither party shall sell, transfer, publish, disclose, or otherwise make available any portion of the Confidential Information of the other party to third parties, except as necessary to perform its obligations under this Agreement or as expressly authorized in this Agreement. Each party represents that it has, and agrees to maintain, an appropriate agreement with each of its agents, customers or employees who may have access to Confidential Information sufficient to enable each party to comply with all of the terms of this Agreement.

         6.3 BREACH OF CONFIDENTIAL INFORMATION. The parties agree that the unauthorized use by either party of the other party's Confidential Information will diminish the value of such Confidential Information and will cause substantial and irreparable damage to the party whose Confidential Information was improperly disclosed, and that the remedies generally available at law may be inadequate. Accordingly, the parties agree that a breach of this Section shall entitle the non-breaching party to seek equitable relief to protect its interest herein, including injunctive relief, as well as money damages. The parties agree that the obligations under this Article shall survive during and for a period of five (5) years following the termination or expiration of this Agreement; provided, however, that if such Confidential Information is a trade secret, the obligations under this Article shall survive so long as such Confidential Information remains a trade secret, but no less than five (5) years from the expiration or termination of this Agreement.

         6.4 KNOWLEDGE ACQUIRED THROUGH RELATIONSHIP. Either party shall be free to use for itself and for others, in any manner, the general knowledge, skill or experience acquired by such party in connection with this Agreement.

7.       GENERAL

         7.1 FORM ADV. Ibbotson is registered as an investment adviser under applicable federal and state law. Notwithstanding the fact that Ibbotson is registered as an investment adviser, nothing contained herein shall be construed to imply that Ibbotson is providing investment advice to Customer or any party relying upon Customer. Ibbotson's Services to Customer are limited solely to the Services as set forth in the Work Order.

         7.2 CAPTIONS NOT DETERMINATIVE. Titles and paragraph headings herein are for convenient reference only and are not part of this Agreement.

         7.3 Independent Contractors. Ibbotson and Customer are independent contractors to one another. Nothing in this Agreement shall be construed to create a partnership, joint venture or agency relationship between the parties.

         7.4 Force Majeure. Neither party shall be in default or otherwise liable for any delay in or failure of its performance under this Agreement where such delay or failure arises by reason of any act of God, or any government or any governmental body, acts of the common enemy, the elements, strikes or labor disputes, or other similar or dissimilar cause beyond the control of such party.

         7.5 Notice. All notices, including notices of address changes, required to be sent hereunder shall be in writing and shall be deemed to have been given when mailed by registered or certified mail, postage prepaid to the appropriate address below:

                  IF TO IBBOTSON:

                  Ibbotson Associates
                  225 North Michigan Avenue
                  Suite 700
                  Chicago, Illinois 60601-7676
                  Attn:  Michael Annin
                  Telephone No.:  (312) 616-7892
                  Telecopier No.: (312) 616-0404

                  IF TO CUSTOMER:

                  To the address and individual identified in EXHIBIT A.

         7.6 SEVERABILITY. In the event that any provision of this Agreement is held invalid by a court with jurisdiction over the parties, such provision shall be deemed to be restated to be enforceable, in a manner which reflects, as nearly as possible, the intent and economic effect of the invalid provision in accordance with applicable law. The remainder of this Agreement shall remain in full force and effect.

         7.7 WAIVER. The waiver by either party of any default or breach of this Agreement shall not constitute a waiver or any other or subsequent default or breach.

         7.8 MODIFICATION. No representation or promise hereafter made, nor any modification or amendment of this Agreement or any Amended Work Order, shall be binding unless in writing and executed by duly authorized agents of both parties.

         7.9 COUNTERPARTS. This Agreement may be (a) executed in one or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same document; and (b) executed by facsimile signature by any party hereto and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

        7.10 ASSIGNMENT. Neither party may assign this Agreement or any of the rights or obligations granted hereunder without the other party's prior written consent.

        7.11 INCORPORATION BY REFERENCE. The Work Order and any Amended Work Orders are incorporated in this Agreement by reference and made a part hereof by this reference.

        7.12 GOVERNING LAW. This Agreement shall be governed by and construed solely and exclusively in accordance with the laws of the State of Illinois, without reference to its conflicts of law principles. ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN COOK COUNTY, ILLINOIS, U.S.A. THE PARTIES HEREBY AGREE TO SUBMIT TO THE JURISDICTION OF, AND AGREE THAT VENUE IS PROPER IN COOK COUNTY, ILLINOIS FOR ANY ACTION OR PROCEEDING.

        7.13 SURVIVAL. The terms of Sections 1.5, 1.8, 2, 3, 4, 5, 6, and 7 shall survive the expiration or termination of this Agreement.

        7.14 AUTHORITY. The person signing this Agreement on behalf of each party has been properly authorized and empowered to enter into this Agreement.

        7.15 THIRD-PARTY BENEFICIARY. The provisions of this Agreement as they relate to the License are intended, in part, to be for the benefit of the Fund and its affiliates. Accordingly, the Fund and its affiliates shall have certain rights under this Agreement.

        7.16 ENTIRE AGREEMENT. This Agreement and any Addendums attached hereto, duly executed Work Orders and any duly executed Amended Work Orders constitute the complete agreement between the parties and supersede all previous or contemporaneous agreements, proposals, understandings, and representations, written or oral, with respect to the subject matter addressed herein. The Recitals included at the beginning of this Agreement are hereby incorporated into this Agreement by this reference thereto.

         IN WITNESS WHEREOF, the parties have entered into this Licensing and Services Agreement, and intend to be legally bound by it, as of this 11th day of March, 2004.

                                    CUSTOMER: First Trust Advisors L.P.

                                   Authorized Signature: /s/ James A. Bowen
                                   ------------------------------------------
                                   Name:  James A. Bowen
                                   Title: President


                                   IBBOTSON ASSOCIATES, INC.

                                   Authorized Signature:  /s/ Michael Annin
                                   ------------------------------------------
                                   Name:  Michael Annin
                                   Title: Managing Director

                                    EXHIBIT A

                              CUSTOMER INFORMATION

Full Name of Customer: _________________________________________________________

Description of Legal Entity of Customer (e.g. Illinois Corporation): ___________

Customer Address: ______________________________________________________________

Customer Contact:_______________________________________________________________

Customer Contract Phone:________________________________________________________

Customer Contract Fax:__________________________________________________________

Customer Contact E-mail:________________________________________________________

                               IBBOTSON ASSOCIATES

                                WORK ORDER 136583

CUSTOMER:  First Trust Advisors L.P.

Date of Licensing and Services Agreement:  March 11, 2004

This Work Order forms a part of the Licensing and Services Agreement of the above date with Customer.


                           PART A: PROJECT DESCRIPTION

SCOPE OF SERVICES

         Customer is the investment advisor to the First Trust/Value Line(R) & Ibbotson Equity Allocation Fund (the "Portfolio") which is a closed end mutual fund that invests approximately 100% of its assets in U.S. equity securities. Customer wishes to engage Ibbotson to recommend an asset class level investment allocation strategy for the Portfolio that consists of the following asset classes:

U.S. Large Cap Growth Stocks U.S. Large Cap Value Stocks U.S. Mid Cap Growth Stocks U.S. Mid Cap Value Stocks U.S. Small Cap Growth Stocks U.S. Small Cap Value Stocks

         Ibbotson will provide to Customer and the Portfolio a license for the use of its name and the following Services to Customer:

STRATEGIC ASSET CLASS MODELING

         Ibbotson will develop and provide to Customer one strategic Asset Class Model recommendation for the Portfolio. The Asset Class Model is a detailed strategic asset allocation strategy that will be designed to implement a particular investment objective. In addition to the Asset Class Model recommendation, Ibbotson will also include the expected return and standard deviation of the model, and provide Customer with a quarterly report that includes historical performance statistics calculated on the Asset Class Model. The Asset Class Model recommendation will be updated annually and delivered to the Customer on or about the anniversary of the date on which shares of the Portfolio are initially offered in a paper-based, tabular format.

Page 1

                     PART B: PROJECT TIMING AND FEE SCHEDULE

         Upon authorization, as represented by a signed copy of this Work Order, a group of Ibbotson personnel will be assigned to execute the work on Customer's behalf. Ibbotson expects to complete the setup phase of this project within a reasonable amount of time as agreed upon between Ibbotson and Customer after receiving authorization. The setup phase includes the delivery of an Asset Class Model for the Portfolio. This assumes all necessary information properly requested by Ibbotson is received in a timely fashion from Customer. On-going Services such as such as quarterly reporting will commence according to a mutually agreed upon schedule as established by Customer and Ibbotson.

         After receiving Customer's approval, a conference call will be scheduled to discuss relevant project issues and introduce the Ibbotson personnel assigned to the project. Ibbotson will submit preliminary drafts of the recommendations for Customer's review. In order to ensure that the project is completed in a timely manner, Ibbotson requires that any drafts delivered to Customer be reviewed within two (2) weeks. This standard procedure is in place to ensure that the work product is delivered on time and as needed. Should a course of action not be finalized within two (2) weeks of Ibbotson sending a preliminary draft. Ibbotson's fees for the proposed work are as follows:

         IBBOTSON LICENSING AND SERVICES FEES. The fees for this Service consist of a one-time setup fee and an ongoing annual fee. The fees are set forth below. The annual fee will be determined by the assets under management in the Portfolio in accordance with the below fee schedule.

         ONE-TIME PROGRAM SETUP FEE:

         There is a one-time, non-refundable fee of $50,000 that is due upon execution of this Work Order.

         ANNUAL FEES:

         There is an annual fee, payable quarterly, for the Licensing and Services which is based upon the aggregate assets under management in the Portfolio in accordance with the following fee schedule:

                 AGGREGATE ASSETS
                  UNDER MANAGEMENT                         ANNUAL FEE
                -----------------------                    -----------

             All Assets Under Management                     0.05%
             Minimum Annual Fee                            $50,000

         Customer agrees to pay Ibbotson a minimum annual fee of $50,000 for Services rendered.

Page 2

         In the 1st year following execution of this Work Order, the one-time set-up fee shall be applied as a credit against the annual fee and any minimum annual fee that is due.

         Commencing with the end of the first calendar quarter following the first anniversary of the execution of this Agreement, the annual fee is payable quarterly, in arrears. Such fee is calculated at the beginning of each calendar quarter based on the average daily net assets, in the aggregate, of the Portfolio as of the end of the prior quarter ("billing quarter"). If as of the end of the last billing quarter of the year, the total fees paid have been less than $50,000 in that contract year, the difference between the amount paid and $50,000 shall be due and payable as of the last day of the year.

         These fees include all ordinary costs of doing business such as secretarial and computer support, telephone, and postal costs. Additional expenses, such as mandated travel and data acquisition costs, would be billed separately and only with your approval. Should the scope or nature of the engagement change materially from the terms and description provided here, this Work Order may be amended ("Amended Work Order").

WORK PRODUCT REVIEW

         Ibbotson agrees to review the Scope of Services in accordance with the following schedule:

      Strategic Asset Allocation Models     Annually as of the anniversary of
                                            the date on which shares of the
                                            Portfolio are initially offered

      Quarterly Report                      Quarterly, delivered to client by
                                            October 31, January 31, April 30,
                                            July 31


                          PART C: TERM AND TERMINATION

TERM

         The Agreement, including this Work Order, shall remain in effect for a minimum of twenty-four (24) months from the Date of Execution of the Agreement unless terminated earlier in accordance with the terms of the Agreement.

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TERMINATION

         In addition to the termination provisions contained in the Licensing and Services Agreement, the Agreement, including this Work Order, may be terminated at any time in accordance with the following:

         a) Customer may terminate the Agreement in the event that the Portfolio is terminated pursuant to a resolution of the Board of Trustees for the Portfolio;

         b) Customer may terminate the Agreement in the event that the Board of Trustees for this Portfolio terminates Customer as the investment advisor to the Portfolio; or

         c) Ibbotson may terminate the Agreement in the event that there is imposed upon Ibbotson any Taxes as defined in Section 1.9 that are in excess of 1% of the Licensing and Services Fee received by Ibbotson pursuant to this Agreement.


                             PART D: AUTHORIZED USER

         The Services provided under this Work Order are intended for exclusive use of Customer in conjunction with the Portfolio as defined herein. The Services are intended solely to assist Customer in its capacity as investment advisor to the Portfolio.

         Customer and the Portfolio may use the Ibbotson name in the name of the Portfolio. Customer, the Portfolio and their affiliates may make reference to Ibbotson Associates' name in connection with the promotion, offering, operation and marketing of the Portfolio, which may include marketing and promotional materials, any prospectus or any regulatory filing provided that:

         i) The relationship between Ibbotson Associates and Customer is described as consultative in nature and not as providing sub-advisory services to Customer or to the Portfolio;

         ii) The scope of services provided by Ibbotson is clearly disclosed;

         iii) The Asset Class Model recommendation provided by Ibbotson Associates is not altered in any material way;

         iv) Customer must submit in writing and in final format each use and reference of the Ibbotson Associates name, including the final format of all marketing and promotional material that reference the Ibbotson Associates name, to Ibbotson and obtain explicit written authorization from Ibbotson to use the Ibbotson Associates name.

         Such approval shall not be unreasonably withheld or otherwise delayed. To that end, Ibbotson Associates agrees to approve all references to its name within 1 week of receiving a copy of such materials and a request for their

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approval. Should Customer materially alter the material provided hereunder, it must refrain from using Ibbotson Associates' name and must notify Ibbotson at least thirty (30) days prior to using such modified material.

WORK ORDER ACCEPTANCE:

         Customer agrees and understands that the Ibbotson Associates Licensing and Services Agreement and any Amendments thereto apply to this Work Order 136583. The parties intend to be bound by this Work Order as of the 11th day of March, 2004.

                                   CUSTOMER: First Trust Advisors L.P.

                                   Authorized Signature: /s/ James A. Bowen
                                   ------------------------------------------
                                   Name:  James A. Bowen
                                   Title: President


                                   IBBOTSON ASSOCIATES, INC.

                                   Authorized Signature:  /s/ Michael Annin
                                   ------------------------------------------
                                   Name:  Michael Annin
                                   Title: Managing Director


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